UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

ENSERVCO CORPORATION

(Name of Registrant as Specified In Its Charter)

 _______________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 EXPLANATORY NOTE

This proxy statement supplement is being filed to update the definitive proxy statement filed by Enservco Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 12, 2020 to reflect that effective on May 29, 2020, Ian E. Dickinson resigned as President, Chief Executive Officer and as a member of the Board of Directors of the Company along with withdrawing to stand for nomination to the Company’s Board of Directors at the upcoming Annual Meeting of Stockholders to be held June 26, 2020.

SUPPLEMENT TO PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

ENSERVCO CORPORATION

This proxy statement supplement (this “Supplement”) is being furnished to stockholders of Enservco Corporation, a Delaware corporation (the “Company”), by the Board of Directors of the Company (the “Board”) in connection with the solicitation of proxies from the holders of common stock, $0.005 par value, of the Company (the “Common Stock”) in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held at 2:00 p.m. Mountain Time, on June 26, 2020.

This Supplement is dated June 12, 2020, and is first being furnished to stockholders on or about June 12, 2020. This Supplement should be read in conjunction with the definitive proxy statement filed by the Company with the Securities and Exchange Commission on May 12, 2020 (the “Definitive Proxy Statement”). All references in the information below are to the Definitive Proxy Statement, and defined terms used but not defined below have the meanings ascribed to them in the Definitive Proxy Statement. Except as updated or supplemented by this Supplement, all information set forth in the Definitive Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

References to Ian E. Dickinson and the number of directors to be elected at the Annual Meeting, stated as six throughout the Definitive Proxy Statement, are revised in all instances to reflect the following:

On May 29, 2020, Ian E. Dickinson resigned as President and Chief Executive Officer of the Company, and as a member of the Board of Directors, along with withdrawing to stand for nomination to the Company’s Board of Directors at the Annual Meeting. The Company has therefore withdrawn Mr. Dickinson’s nomination for election as a director at the Annual Meeting and any votes (or proxies) cast in favor of Mr. Dickinson’s election shall be disregarded.

The Board currently consists of five directors and one vacancy created by Mr. Dickinson’s resignation. The Company does not intend to nominate a new nominee for election at the Annual Meeting in substitution for Mr. Dickinson, so that its five nominees for election at the Annual Meeting shall consist of Keith J. Behrens, Christopher D. Haymons, Robert S. Herlin, William A. Jolly and Richard A. Murphy.

Voting Matters

If you have already voted, you do not need to take any action unless you wish to change your vote. Notwithstanding Mr. Dickinson’s withdrawal as a nominee for election to the Board, the Notice of Internet Availability and the form of proxy card made available with the Definitive Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the remaining five nominees, as named in the Definitive Proxy Statement, and instruction to vote for Mr. Dickinson will be disregarded and will not be counted. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Mr. Dickinson’s name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Definitive Proxy Statement, are affected by this Supplement and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form of proxy.

Please refer to the Definitive Proxy Statement for instructions on how to submit your vote if you haven’t already voted, or how you may change your vote if you have already voted.

Important Information

The Company has filed the Definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its stockholders the Definitive Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Definitive Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Definitive Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Definitive Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.

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If you need another copy of the Definitive Proxy Statement, please access www.edocumentview.com/ENSV. You can also obtain the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2019 and other documents we file with the Securities and Exchange Commission at www.sec.gov.